Exhibit (h)(174)

EXPENSE REIMBURSEMENT AGREEMENT

THIS EXPENSE REIMBURSEMENT AGREEMENT is made by and among Ivy Investment Management Company (“IICO”), Ivy Distributors, Inc. (“IDI”), Waddell & Reed Services Company, doing business as WI Services Company (“WISC”) and Ivy Funds (the “Trust”) on behalf of each series of the Trust set forth below (each a “Fund” and, collectively, the “Funds”).

WHEREAS, Ivy Funds, a Delaware statutory trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-ended management investment company of the series type, and each Fund is a series of Ivy Funds; and

WHEREAS, Ivy Funds, IICO, IDI and/or WISC have determined that it is appropriate and in the best interests of each Fund and its shareholders to maintain the expenses of the Fund at a level below the level to which each Fund may normally be subject;

NOW THEREFORE, the parties hereto agree as follows:

1.	Reimbursement of Expenses.

1.1

Applicable Reimbursement Level and Term of Reimbursement.  For the period listed on each attached exhibit, IICO, IDI and/or WISC agrees to reimburse sufficient management fees, Rule 12b-1 fees and/or shareholder servicing fees to cap the total annual ordinary fund operating expenses (which would exclude interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses, if any) for the Class of shares of each Fund set forth in the attached exhibits (the “Reimbursement Amount”).

1.2

Payment of Reimbursement Amount.  To effect the expense reimbursement provided for in this Agreement, the Fund may offset the appropriate Reimbursement Amount against the management fees, Rule 12b-1 fees and/or shareholder servicing fees payable under the Investment Management Agreement, Rule 12b-1 Plan and/or the Shareholder Servicing Agreement. Alternatively, the Reimbursement Amount shall be paid directly by IICO, IDI and/or WISC. Such offset shall be taken, or such direct payment shall be paid, two times per year within 30 days following the date of a Fund’s applicable semi-annual or annual reporting period.

2.	Termination and Effectiveness of Agreement.

2.1

Termination.  This Agreement shall terminate with respect to the applicable Class of shares of the Fund as noted in each attached exhibit. This Agreement may be terminated prior to expiration if such termination is approved by the Board of Trustees of the Trust, including the vote of a majority of the trustees who are not “interested persons” as defined in the 1940 Act. This Agreement supersedes any prior expense reimbursement agreements between a Fund, IICO, IDI and/or WISC as it relates specifically to the waivers identified in the attached exhibits.

2.2	Effectiveness. This Agreement shall be effective January 1, 2020.

3.	Miscellaneous.

3.1	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof.

3.2

Interpretation.  Nothing contained herein shall be deemed to require the Board of Trustees of Ivy Funds (“Trust”) or the Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Trustees of the Trust of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

3.3

Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the management fees, the Rule 12b-1 Plan and/or shareholder servicing fees, the computations of net asset values, and the allocation of expenses, having a counterpart in, or otherwise derived from, the terms and provisions of the Investment Management Agreement, Rule 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Investment Management Agreement, Rule 12b-1 Plan, the Shareholder Servicing Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of December 31, 2019.

IVY FUNDS

By:	/s/ Jennifer K. Dulski
Jennifer K. Dulski, Secretary

IVY INVESTMENT MANAGEMENT COMPANY

By:	/s/ Joseph W. Kauten
Joseph W. Kauten, Vice President

IVY DISTRIBUTORS, INC.

By:	/s/ Amy J. Scupham
Amy J. Scupham, President

WADDELL & REED SERVICES COMPANY

By:	/s/ Joseph W. Kauten
Joseph W. Kauten, Senior Vice President

Exhibit A

This Agreement shall terminate with respect to the applicable Class of shares of the Fund upon termination of the Fund’s Investment Management Agreement, Rule 12b-1 Plan and/or Shareholder Servicing Agreement or on January 31, 2021, whichever comes first.

Fund	Class A	Class B	Class C	Class E
Ivy Apollo Multi-Asset Income Fund	1.28%		2.16%
Ivy Apollo Strategic Income Fund	1.14%		1.82%
Ivy Government Securities Fund	0.97%	2.02%	1.85%
Ivy International Small Cap Fund	1.44%
Ivy Pictet Emerging Markets Local Currency Debt Fund	1.23%
Ivy Pictet Targeted Return Bond Fund	1.37%
Ivy PineBridge High Yield Fund	0.99%
Ivy ProShares Interest Rate Hedged High Yield Index Fund				0.89%
Ivy ProShares MSCI ACWI Index Fund	0.89%			0.70%
Ivy ProShares Russell 2000 Dividend Growers Index Fund	0.88%			0.71%
Ivy ProShares S&P 500 Bond Index Fund				0.59%
Ivy ProShares S&P 500 Dividend Aristocrats Index Fund	0.74%			0.60%

Exhibit B

This Agreement shall terminate with respect to the applicable Class of shares of the Fund upon termination of the Fund’s Investment Management Agreement, Rule 12b-1 Plan and/or Shareholder Servicing Agreement or on July 31, 2021, whichever comes first.

Fund	Class A	Class B	Class C	Class E
Ivy Asset Strategy Fund				0.97%
Ivy Core Equity Fund	1.03%	2.08%		0.99%
Ivy Emerging Markets Equity Fund	1.56%	2.45%
Ivy Energy Fund	1.35%	2.22%	2.09%
Ivy Global Bond Fund	0.96%	1.68%	1.72%
Ivy Global Equity Income Fund	1.22%	1.92%		1.09%
Ivy Global Growth Fund		2.52%
Ivy Government Money Market Fund				0.49%
Ivy High Income Fund		1.70%		1.04%
Ivy International Core Equity Fund	1.23%	2.08%	1.92%	1.18%
Ivy Large Cap Growth Fund	1.04%	1.83%		1.10%
Ivy LaSalle Global Real Estate Fund	1.48%	2.17%
Ivy Limited-Term Bond Fund				0.93%
Ivy Managed International Opportunities Fund	0.46%	1.25%	1.25%
Ivy Mid Cap Growth Fund	1.30%	2.07%		1.24%
Ivy Mid Cap Income Opportunities Fund	1.34%		2.06%
Ivy Municipal Bond Fund	0.83%
Ivy Natural Resources Fund				1.17%
Ivy Science and Technology Fund		2.01%		1.25%
Ivy Securian Core Bond Fund				0.95%
Ivy Securian Real Estate Securities Fund				1.31%
Ivy Small Cap Growth Fund		2.17%	2.04%	1.30%
Ivy Value Fund	1.20%	2.31%

Exhibit C

This Agreement shall terminate with respect to the applicable Class of shares of the Fund upon termination of the Fund’s Investment Management Agreement, Rule 12b-1 Plan and/or Shareholder Servicing Agreement or on October 31, 2021, whichever comes first.

Fund	Class A	Class B	Class C	Class E
Ivy Accumulative Fund		2.18%	2.03%
Ivy Wilshire Global Allocation Fund	1.13%	2.12%	1.96%